EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Form S-8 Registration Statement of Canadian Imperial Bank of Commerce of our reports dated 30 November, 2016, with respect to the consolidated financial statements of Canadian Imperial Bank of Commerce, and the effectiveness of internal control over financial reporting of Canadian Imperial Bank of Commerce, included in its Annual Report on Form 40-F for the year ended October 31, 2016, filed with the Securities and Exchange Commission.

Yours faithfully,

/s/ Ernst & Young LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

June 23, 2017